Exhibit 23.1

ARMANDO C. IBARRA Certified Public Accountants A Professional Corporation

Armando C. Ibarra, C.P.A.	Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD	Members of the American Institute of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

March 21, 2006

To Whom It May Concern:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Annual Report on Form 10-KSB of China Media Networks International, Inc. (the “Company”) for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission, of our report dated March 11, 2005, with respect to the consolidated financial statements and schedules of the Company included in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

Very Truly Yours,

/s/ Armando C. Ibarro
Armando C. Ibarro, CPA
Chula Vista, CA